EXHIBIT 10.25

August 5, 1998



Mr. Dan Hoyng
President
National Boston Medical, Inc.
43 Taunton Green
Taunton, MA 02780

           Re: Allergy Guard/Distribution Agreement

Dear Dan:

This will confirm the terms and conditions of the distribution agreement reached by and between National Boston Medical, Inc., (hereinafter "Distributor") and Virasept Pharmaceuticals, Inc., (hereinafter "Virasept"):

1. Subject to the terms and conditions set forth herein, Virasept hereby appoints Distributor, and Distributor hereby accepts appointment, as the exclusive distributor of Allergy Guard(TM) for the United States in the medical, dental and consumer markets;

2. Nothing herein is intended or shall be construed to grant Distributor any distribution or other rights in any other territories or markets. In this regard, Distributor hereby acknowledges that it is not granted any rights of any kind in any foreign countries or markets, except to the extent that Distributor timely exercises the option set forth in Paragraph 9 hereof and otherwise fully and timely complies with the terms and conditions set forth in Paragraph 9 of this Agreement.

3. Distributor further acknowledges that it is not granted any distribution or other rights in the United States in the "governmental market" or the "industrial market". For purposes of this Agreement, the "governmental market" means any federal, state or local governmental or quasi-governmental agency, department or instrumentality, including by way of illustration only, the United States armed services, the Veterans Administration, the Public Health Service, state, county and local police department, fire departments, ambulance corps and emergency and rescue squads. For purposes of this Agreement, the "industrial market" means any companies or industries that utilize latex or other gloves in the manufacturing, preparation or processing of their end products, including by way of illustration only, the cosmetic, automotive, airline manufacturing and food processing industries.

4. Distributor hereby agrees that it shall pay Virasept One Hundred Thousand Dollars ($100,000) as follows for the exclusive distribution rights set forth in Paragraph 1 hereof: Fifty Thousand Dollars ($50,000.00) concurrently with the execution of this Agreement; and Fifty Thousand Dollars ($50,000.000) within Ninety (90) days of the date hereof. This is a one (1) time payment;

5. Distributor further agrees that concurrently with the execution of this Agreement, it shall place a firm, irrevocable purchase order with Virasept for no less than Twenty Thousand (20,000) "units" of Allergy Guard. For purposes of this Agreement, a "unit" means One (1) two ounce (2 oz.) Tube of Allergy Guard, Ten (10) unit doses of Allergy Guard or One-Third (1/3) of a sixteen ounce (16 oz.) Tube of Allergy Guard or any combination thereof. Thereafter, Distributor hereby agrees that it will timely place with Virasept the following minimum purchase orders of Allergy Guard during the term hereof.

           DATE/TIME PERIOD                                 MINIMUM ORDER
I.  FIRST YEAR

     1st quarter (September 1, 1998 - November 30, 1998)    25,000 units

     2nd quarter (December 1, 1998 - February 28, 1999)     50,000 units

     3rd quarter (March 1, 1999 - May 30, 1999)             75,000 units

     4th quarter (June 1, 1999 - August 31, 1999)           100,000 units

II.  SECOND YEAR

     1st quarter (September 1, 1999 - November 30, 1999)    105,000 units

     2nd quarter (December 1, 1999 - February 28, 2000)     110,000 units

     3rd quarter (March 1, 2000 - May 30, 2000)             115,000 units

     4th quarter (June 1, 2000 - August 31, 2000)           120,000 units

6. The initial purchase price shall be as follows of the unit dose, two ounce (2 oz.) And sixteen ounce (16 oz.) Tubes of Allergy Guard and are based on the following minimum size run for each type of packaging:

   PACKAGING                  MINIMUM RUN            PURCHASE PRICE
   1.  Unit Dose              100,000 or more        $.032 for each unit dose
                              250,000 or more        individual consideration

   2.  2 ounce tube            10,000 or more          $2.95

   2.  16 ounce tube            5,000 or more         $11.25
                               10,000 or more         $11.15

Distributor hereby acknowledges that the initial price of Two Dollars and Ninety-Five Cents ($2.95) a tube for the two ounce (2 oz.) Tube already represents a substantial discount from the initial price that Distributor was to pay for the two ounce (2 oz.) Tube of Allergy Guard and that Distributor shall not receive any further discount based on increases in the minimum run size of the two ounce (2 oz.) Tubes of Allergy Guard. However, the parties have agreed that Distributor will receive a credit within Thirty (30) days of the end of each contract year for any two ounce (2 oz.) Tubes that Distributor has purchased in excess of its minimum purchase requirements for the year. The amount of the credit will be a s follows: Twenty-Five Cents ($.25) a tube for each two ounce (2 oz.) tube that Distributor has purchased beyond its minimum purchase requirements for the year; and to the extent that Distributor has purchased in any contract year more than One Hundred and Twenty-Five Percent (125%) of its minimum purchase requirements for the year, Thirty-Five Cents ($.35) a tube for each two ounce (2 oz.) tube that Distributor has purchased in excess of One Hundred and Twenty-Five Percent (125%) of its minimum purchase requirements for the year.

All prices set forth herein are FOB Elsmford, New York or such other place in the Northeast that Virasept may designate from time to time if such goods are manufactured or packaged at a place other than in Elmsford, New York
(hereinafter "Shipping Point"). Distributor shall be responsible for all loading, shipping, forwarding and handling charges, insurance, taxes, storage and all other charges after Virasept delivers the goods to the Shipping Point. The prices set forth herein may be adjusted from time to time by Virasept upon Forty-Five (45) days notice to reflect any increase incurred by Virasept for raw materials, packaging, manufacturing or labor; Provided, however, that such increase shall be presented and to the extent necessary reasonably supporting documentation provided;

7. The initial order of Allergy Guard shall be paid as follows: One-Half (1/2) concurrently with the execution of this Agreement and One-Half (1/2) within Thirty (30) days of the delivery of the initial order to Distributor. All future orders placed on Distributor shall be paid within Thirty (30) days of delivery; Provided, however, that if any order is for more than Twenty Thousand (20,000) units the order shall be paid as follows: One-Half (1/2) at the time the order is placed and One-Half (1/2) within thirty (30) days of delivery; and Provided, further that if the purchase order is for more than Forty Thousand (40,000) units the order shall be paid pursuant to an irrevocable letter of credit or according to such credit terms as may be established by Virasept from time to time. In the event that Distributor fails to timely or fully pay for any order Virasept may, as long as any payment is outstanding, require all future orders to be paid in full at the time such order is placed or in such other manner of payment acceptable to Virasept;

8.  Distributor  hereby agrees on a quarterly  basis  beginning  with the second
(2nd) quarter to provide Virasept with a written market report which shall include information as to the total sales of Allergy Guard during the quarter, a breakdown of sales between the medical, dental and consumer markets during the quarter, a summary of promotional and related activities undertaken by Distributor during the quarter, an outline of the Distributor's plans for sales promotion and anticipated sales for the next quarter and such other information as Virasept may reasonably request from time to time;

9. Virasept hereby grants Distributor an exclusive option for a period of One Hundred and Twenty (120) days from the date hereof to become the exclusive distributor of Allergy Guard in the following additional territories: South America, China, Canada and the Middle East (hereinafter "Additional
Territories"); Provided, however, that in consideration of such option, Distributor agrees, at its own expense, to diligently pursue regulatory approval for Allergy Guard in the Additional Territories wher3e such regulatory approval is required and to keep Virasept fully and timely informed of the status of its efforts. In order to exercise its option for one or more of the Additional Territories, Distributor shall provide Virasept with written notification for each of the Additional Territories it intends to exercise its option for and to remit with such written notification the monies set forth below for such territories:

           South America                            $25,000

           China                                    $25,000

           Canada                                   $15,000

           Middle East                              $10,000

In the event that Distributor shall elect to exercise its option for one or more of the Additional Territories, the minimum number of units that Distributor shall be required to purchase as set forth in Paragraph 5 hereof shall be increased as follows beginning the third (3rd) quarter of this Agreement Five Percent (5%) for the Middle East, Ten Percent (10%) for Canada, Fifteen Percent (15%) for South

America and Fifteen Percent (15%) for China. Distributor's option shall automatically and without further notice terminate if Distributor shall fail to timely exercise its option or to fully and timely remit the monies set forth above for each of the Additional Territories;

10. Virasept hereby acknowledges that Distributor is interested in possibly securing distribution rights to other products of Virasept that are currently under development, including an anti-bacterial and an anti-microbial, and Virasept hereby is willing to attempt to negotiate with Distributor the terms of Distributor's agreement for such products as soon as practicable following the execution of this Agreement, subject to the understanding that any such agreement shall provide for substantially increased upfront payments and minimum purchase orders and possibly milestone payments at agreed upon stages of the development and testing of these products. In the event that the parties are unable to negotiate an acceptable agreement within Sixty (60) days of the date hereof, either party may upon written notice to the other party terminate such negotiations for these other products, at which time Virasept shall be free to negotiate with any other party for distribution or other rights for such products;

11. The parties hereto agree that they have or in the future will receive information from each other that is confidential or proprietary and they each covenant and agree to hold such information in confidence and not to divulge or use any information for any purpose other than its reasonably required to further the purposes of this Agreement. The provisions of this Paragraph shall survive the termination or expiration of this Agreement;

12. Distributor hereby agrees to submit all marketing, promotional and advertising materials to Virasept for its approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing herein is intended or shall be construed to relieve Distributor of any liability relative to its marketing, promotion, distribution or sale of Allergy Guard and Distributor hereby agrees to indemnify, defend and hold Virasept and its officers, directors, shareholder, employees, representatives and agents harmless from and against any and all claims, demands, obligations, liabilities, suits and costs and expenses of any kind or nature whatsoever, including reasonable attorneys' fees and costs, that arise out of or result from Distributor's marketing, promotion, distribution or sale of Allergy Guard. Virasept hereby agrees to maintain during the term hereof and any renewal thereof product liability insurance with limits of no less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate. The provisions of this Paragraph shall survive the termination or expiration of this Agreement;

13. The term of this Agreement is for the Two (2) year period beginning September 1, 1998 and ending August 30, 2000. Distributor shall have the option to renew this Agreement for continuous Two (2) year periods provided that Distributor shall have fully and timely satisfied its obligations under the Agreement, including the minimum purchase requirements set forth in Paragraph 5 hereof. In the event Distributor elects to renew this Agreement, all the terms and conditions set forth herein shall remain the same except the minimum purchase requirements set forth in Paragraph 5 hereof shall be increased by Twenty Percent (20%) over the preceding year's last quarter's minimum purchase requirements.

14. (a) This Agreement may be terminated immediately by Virasept upon the happening of any of the following events: (i) if Distributor fails to timely place the minimum orders or fails to timely pay for the same and such breach is not cured within Thirty (30) days after notice; (ii) upon a breach or threatened breach of the confidentiality provision set forth in Paragraph 11 hereof; (iii) upon any purported assignment or delegation by Distributor of its rights or obligations under this Agreement; (iv) upon Distributor's failure to comply with all applicable federal, state, local or international laws governing the marketing, promotion, distribution or sale of Allergy Guard; or (v) upon any other breach of the terms or conditions of this Agreement by Distributor if such breach is not cured to the reasonable satisfaction of Virasept within Thirty
(30) days after notice;

(b) This Agreement may be terminated immediately by Distributor upon the happening of any of the following events: (i) Virasept fails to timely fill any orders of Distributor for Allergy and such failure is not cured within Thirty
(30) days after  notice,  unless such breach is excused by a force majeur event;
(ii) upon a breach or threatened breach by Virasept of the confidentiality provisions set forth in Paragraph 11 hereof; or (iii) upon any other breach of the terms or conditions of the Agreement by Virasept if such breach is not cured to the reasonable satisfaction of Distributor within Thirty (30) days;

(c) This Agreement may also be terminated by Distributor at any time without cause upon One Hundred and Twenty (120) days prior written notice to Virasept; Provided, however, that in the event that Distributor terminates this Agreement pursuant to the terms of this subparagraph, Distributor and its officers, directors, shareholders, contractors and employees shall not engage, directly or indirectly, in the design, manufacture, marketing, promotion, distribution or sale of any "competing product" for a period of One (1) year following Distributor's termination of this Agreement. For purposes of this Agreement, "competing product" means any barrier cream, skin protectant or other hand-cream or lotion that is designed or promoted, in whole or in part, to be used with latex or other gloves or to reduce the symptoms associated with latex allergy or contact dermatitis; Provided, however, that nothing herein is intended or shall be construed to prohibit Distributor from distributing any other barrier cream, skin protectant or hand-cream or lotion that Distributor can establish it was distributing as of the date of this Agreement;

15. The parties hereto are independent contracting parties. Nothing herein is intended or shall be construed to create a joint venture, partnership, employment or agency relationship between the parties. Distributor shall be fully responsible for complying, at its own cost, with all applicable federal, state, local and international laws regarding the marketing, promotion, distribution or sale of Allergy Guard and for all costs and expenses incurred by Distributor in the marketing, promotion, distribution or sale of Allergy Guard;

16. Any notices required or permitted to be given hereunder shall be deeme3d given when delivered by overnight mail by a nationally recognized overnight courier service with signed receipt or three (3) days after mailing by certified mail, postage prepaid, with return receipt requested, to the other party at its principal place of business of such other places as that party may designate by like notice to the other party;

17. This Agreement shall be binding upon the parties hereto and their successors and permitted assigns. Distributor may not delegate its duties or assign its rights hereunder, in whole or part, without the express written consent of Virasept and any purported delegation or assignment of this Agreement shall be null and void and shall constitute immediate grounds for the termination of this Agreement by Virasept; Provided, however, that Distributor may assign its rights hereunder to a related party in which Distributor is a majority shareholder;

18. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements, whether written or oral, between the parties. This Agreement may not be modified, amended or changed except by a subsequent agreement executed by both the parties hereto; and

19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Distributor hereby consents to the jurisdiction of any state or federal court within the State of New York in any dispute arising out of or relating to the interpretation or enforcement of this Agreement.

If this Agreement accurately reflects the agreement we reached and is acceptable to you, please acknowledge by signing on the space provided below and by returning a fully signed copy of our agreement to me for my records. Thank you.

Very truly yours,

/s/ Carlo Micceri
-----------------
Carlo Micceri
President

AGREED TO AND ACCEPTED BY:

NATIONAL BOSTON MEDICAL, INC.

/s/ Daniel J. Hoyng
--------------------
By:
Its: